CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 30 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated February 8, 1995, relating to the financial statements and financial highlights of the Allmerica Investment Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectuses which constitute parts of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectuses.




Price Waterhouse LLP
Boston, Massachusetts
October 25, 1995